Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated April 17, 2023, with respect to the audit of the consolidated financial statements of INVO Bioscience, Inc. for the years ended December 31, 2022 and 2021, our report dated October 20, 2023, with respect to the audit of the carve out financial statements of Cytovia Therapeutics, LLC for the years ended December 31, 2022 and 2021, and our report dated June 21, 2023, with respect to the audit of the combined financial statements of Fertility Labs of Wisconsin, LLC and Wisconsin Fertility and Reproductive Surgery Associates, S.C. for the years ended December 31, 2022 and 2021, included in the proxy statement/prospectus of INVO Bioscience, Inc. that is made part of the registration statement on Form S-4 of INVO Bioscience, Inc.

/s/ M&K CPAS, PLLC

www.mkacpas.com

The Woodlands, Texas

January 16, 2024